Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the date of the Quarterly Report on Form 10-Q of which this exhibit forms a part, the only class of securities of KLA Corporation (“we” and “our”) registered under Section 12 of the Securities Exchange Act of 1934, as amended, is our common stock, $0.001 par value per share.

DESCRIPTION OF COMMON STOCK

The following description of our common stock summarizes certain material terms and provisions of our certificate of incorporation, by-laws, and the Delaware General Corporation Law. For the complete terms of our common stock, please refer to our certificate of incorporation and by-laws, which are incorporated by reference as exhibits to the Annual Report on Form 10-K filed on August 7, 2020, and to the applicable provisions of the Delaware General Corporation Law.

Authorized Common Stock

We have authority to issue 500 million shares of common stock, par value $0.001 per share.

Rights of Common Stock:

Voting Rights; Liquidation; Dividends. Holders of our common stock are entitled:

•to one vote per share upon any matter, including, without limitation, the election of directors, on which stockholders are entitled to vote generally;

•upon our liquidation, dissolution or winding up, whether voluntary or involuntary, to participate in the distribution of any assets remaining after the payment of all debts and liabilities, subject to any preferential or other rights of the holders of any outstanding shares of our preferred stock; and

•subject to any preferential or other rights granted to the holders of any outstanding shares of our preferred stock, to receive dividends as may be declared from time to time by our board of directors and paid out of funds lawfully available therefor.

Other Rights and Restrictions. The holders of our common stock do not have any preemptive or subscription rights to purchase additional securities issued by us, nor any rights to convert their common stock into other of our securities or have their shares of common stock redeemed by us. Our common stock is not subject to redemption by us. Our certificate and by-laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Preferred Stock. Our board of directors has the authority, without further action by our stockholders, to issue up to 1 million shares of preferred stock, par value $0.001 per share, in one or more series and to fix the number of shares, designations, powers, preferences, and rights of the shares of each series and any qualifications, limitations or restrictions thereof to the full extent now or hereafter permitted by Delaware law.

Anti-Takeover Effects of Our Certificate of Incorporation and By-Law Provisions

Undesignated Preferred Stock. Because our board of directors has the power to establish the powers, preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any series of preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of the common stock, which could adversely affect the holders of the common stock and could discourage a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Limits on Stockholders Rights to Call Special Meetings or Act by Written Consent. Our bylaws provide that a special meeting of stockholders may only be called by our board of directors. As a result, stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal, including a proposal to amend our bylaws or remove any directors.

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be effected by consent of stockholders in lieu of a meeting. The restriction on the stockholders’ ability to act by consent in lieu of a meeting may lengthen the amount of time required for stockholders to take actions. As a result, holders of a majority of our capital stock would not be able to take corporate action, including effecting any amendment to our bylaws or removal of our directors, without holding a meeting of our stockholders called in accordance with our bylaws.

Stockholder Advance Notice Procedure. Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders or a special meeting of stockholders called for the purpose of electing directors. These provisions may have the effect of precluding the conduct of certain business or nominations at a meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•prior to that time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•any merger or consolidation of the corporation or any majority-owned subsidiary of the corporation with (a) the interested stockholder or (b) with any corporation, partnership or other entity if the merger or consolidation is caused by the interested stockholder;

•any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested stockholder of assets of the corporation or any majority-owned subsidiary of the corporation equal to at least 10% of the aggregate market value of all assets of the corporation or the aggregate market value of all outstanding stock of the corporation;

•subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation or by any majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder;

•any transaction involving the corporation or any majority-owned subsidiary of the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, controlling or controlled by that entity or person.

The application of Section 203 may make it difficult and expensive for a third party to pursue a takeover attempt we do not approve of even if a change in control would be beneficial to the interests of our stockholders.

Additional Restrictions on Transactions with Interested Shareholders. In addition to Section 203 of the Delaware General Corporation Law, described above, our certificate of incorporation contains the following restrictions on transactions with interested shareholders. Any of the following, subject to the exception below, require the vote of the holders of at least 80% of the outstanding shares of the capital stock of the corporation, voting together as a single class:

•any merger or consolidation of the corporation or any majority-owned subsidiary with (a) any interested shareholder or (b) any other corporation which is, or after such merger or consolidation would be, an affiliate of an interested shareholder;

•any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any interested shareholder or affiliate of an interested shareholder of any assets of the corporation or any majority-owned subsidiary having an aggregate fair market value of $1 million or more;

•the issuance or transfer by the corporation or any majority-owned subsidiary of any securities of the corporation or any subsidiary to any interested shareholder or any affiliate of an interested shareholder in exchange for cash, securities or other property having an aggregate fair market value of $1 million or more;

•the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any interested shareholder or an affiliate of an interested shareholder; or

•any reclassification of securities, or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity of the corporation or any majority-owned subsidiary which is directly or indirectly owned by an interested shareholder or any affiliate of an interested shareholder.

Our certificate of incorporation defines an “interested shareholder” as any person who (i) is the beneficial owner of more than five percent of capital stock of the corporation, (b) is an affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of five percent or more of the capital stock of the corporation, or (c) is an assignee or has otherwise succeeded to any shares of capital stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested shareholder, excluding shares acquired in a public offering within the meaning of the Securities Act of 1933, as amended.

These provisions of our certificate of incorporation restricting business combination transactions are not applicable to any such transaction, and any such transaction will only require an affirmative vote as if required by law or other provisions of our certificate, if such transaction was approved by a majority of our continuing directors at a meeting at which a continuing director quorum is present. Our certificate of incorporation defines the term “continuing director” as each member of the board of directors who is unaffiliated with the interested shareholder and who was a member of the board prior to the time the interested shareholder became an interested shareholder, and any successor of a continuing director who is unaffiliated with the interested shareholder or is recommended or elected to succeed a continuing director by a majority of continuing directors, so long as the recommendation or election is made at a meeting at which a continuing director quorum is present. Under our certificate of incorporation, a “continuing director quorum” means four continuing directors capable of exercising the powers conferred upon them by our certificate of incorporation, bylaws and applicable law. These provisions of our certificate of incorporation restricting specified business combination transactions with interested shareholders may not be amended or repealed, and no provision inconsistent with these provisions may be adopted, without the affirmative vote of holders of at least 80% of our outstanding capital stock.

The application of this provision of our certificate of incorporation may make it difficult and expensive for a third party to pursue a takeover attempt we do not approve of even if a change in control would be beneficial to the interests of our stockholders.